Exhibit 8.1

Organizational Structure

The Company owns each of its vessels through separate wholly-owned subsidiaries incorporated in Liberia and the Marshall Islands.  The operations of the Company’s vessels are managed by B+H Management Ltd. (BHM), under the Management Agreement.  See ITEM 7.  MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS.

As of March 31, 2010, the Company’s subsidiaries are as follows:

B+H OCEAN CARRIERS LTD.	Parent

OBO HOLDINGS LTD.	100% Wholly-owned
Subsidiaries:
BHOBO ONE LTD.	100% Wholly-owned	Owns M/V BONNIE SMITHWICK
BHOBO TWO LTD.	100% Wholly-owned	Owns M/V RIP HUDNER
BHOBO THREE LTD.	100% Wholly-owned	Owns M/V SEAROSE G
RMJ SHIPPING LTD.	100% Wholly-owned	Owns M/V ROGER M JONES
SAGAMORE SHIPPING CORP.	100% Wholly-owned	Owns M/T SAGAMORE

SEASAK OBO HOLDINGS LTD.	100% Wholly-owned
Subsidiaries:
SAKONNET SHIPPING LTD.	100% Wholly-owned	Owner of M/V SAKONNET
SEAPOWET TRADING LTD.	100% Wholly-owned	Disponent Owner of 50% of M/V SEAPOWET (1)
SACHEM SHIPPING LTD.	100% Wholly-owned	Owned M/V SACHEM, which was sold in January 2010

STRAITS OFFSHORE LTD	100% Wholly-owned	Buyer of now-cancelled AFDV

(1)           Disponent owner of M/V SEAPOWET as 50% owner of Nordan OBO II Ltd. which is disponent owner through a bareboat charter party.